                                                                    Exhibit 99.1

MEDIA RELEASE                                      [ALDERWOODS GROUP, INC. LOGO]

                              FOR IMMEDIATE RELEASE

                 ALDERWOODS GROUP REPORTS THIRD QUARTER RESULTS


CINCINNATI - November 11, 2003 - Alderwoods Group, Inc. (NASDAQ:AWGI) today announced their third quarter results, representing the 16 weeks and 40 weeks ended October 4, 2003. In the third quarter the Company reported a net loss of $13.2 million, or $0.33 per share on revenues of $210.6 million, compared with a net loss of $254.2 million last year, or $6.37 per share on revenues of $202.9 million.

Third quarter highlights from continuing operations include:

     -    Funeral services performed increased 1.0% to 36,250
     -    Average revenue per funeral service increased by 1.4% to $3,880
     -    Total gross margins increased by 35.1% to $34.9 million
     -    Pre-need funeral contracts written increased 4.2% to $51.8 million
     - A $325 million refinancing was completed that will substantially reduce interest expense going forward
     -    $31.6 million of long-term debt was repaid
     -    Annual goodwill review indicates no impairment

"We are pleased with the positive trends that we have seen in the third quarter of this year," stated Paul Houston, President and CEO of Alderwoods Group. "For the first time since emergence, the Company has achieved an increase in the quarter in both the number of funeral services performed and the average revenue per service. We believe our operational initiatives are now beginning to have a positive impact. Even though we are encouraged by these improvements, we understand that we need to remain focused on growing our core business operations and evaluating operational efficiencies so that we can continue to improve our results in the future."

"We have also recently made progress on two of our other strategic initiatives," said Mr. Houston. "The refinancing of nearly half of our debt was a significant step towards improving the quality of our balance sheet today and reducing our interest expense in the future. We are also pleased to have completed subsequent to the end of the third quarter, the previously announced sale of our U.K. assets, as well as closed on the disposition of some North American properties. These two events combined with our improving day to day operations, has helped to better position Alderwoods Group in our efforts to grow shareholder value."

REFINANCING AND DEBT REDUCTION
On September 17, 2003, Alderwoods Group completed a $325 million refinancing transaction. The refinancing included a $275 million Term Loan B and a $50 million revolving credit facility.

This new senior secured Term Loan B is at a floating interest rate of 3.25% over LIBOR and will result in substantial interest rate savings to the Company. The proceeds of the refinancing was used to fully retire $195 million of 11% senior secured notes due in 2007, and $80 million of Rose Hills' 9.5% senior subordinated notes due in 2004. Rose Hills is a wholly-owned subsidiary of the Alderwoods Group. The new revolving credit facility replaces the previous credit facility entered into on January 2, 2002, and is intended to be used primarily to fund the Company's working capital needs.

As a result of the Company's debt refinancing, interest expense for the quarter included $4.2 million in premiums, fees and unamortized discount write-off.

As of November 11, 2003, the Company has reduced its total long-term debt by $106.5 million in fiscal 2003, and $182.4 million since emergence in January 2002. The long-term debt outstanding today stands at $649.0 million.

DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE
Alderwoods Group continues to assess the markets and businesses in which it operates, and evaluate the long-term potential and strategic fit of each. During the 16 weeks ended October 4, 2003, the Company identified 79 funeral homes, 30 cemeteries, and four combinations for disposal.

Also during the third quarter, Alderwoods Group sold or closed 17 funeral homes, six cemeteries and one combination location. The gross proceeds from these transactions were $1.6 million.

Since the end of the third quarter, the Company sold or closed five funeral homes and three cemetery locations in North America. Gross proceeds of these dispositions were $2.3 million.

On October 20, 2003 Alderwoods Group announced the sale of its assets in the United Kingdom to a management led consortium. This sale has divested the Company of all its holdings outside North America. The Company received gross proceeds of $18.1 million and will record a gain on the sale of approximately $1.9 million in the fourth quarter.

As of November 11, 2003, the Company holds for sale 76 funeral homes, 79 cemeteries, four combination properties and certain life insurance operations.

FINANCIAL SUMMARY 16 WEEKS ENDED OCTOBER 4, 2003
Overview
Net loss for both continuing and discontinued operations of $13.2 million for the 16 weeks ended October 4, 2003, decreased by $241.0 million compared to a net loss of $254.2 million for the corresponding period in 2002, primarily due to the $242.2 million goodwill impairment provision taken in 2002. Basic and fully diluted loss per share for the 16 weeks ended October 4, 2003, were $0.33, compared to $6.37 for the corresponding period in 2002.

Continuing Operations
Total revenue for the 16 weeks ended October 4, 2003, was $210.6 million compared to $202.9 million for the corresponding period in 2002, an increase of $7.7 million or 3.8%.

Funeral revenue was $140.7 million, representing 66.8% of the Company's total revenue for the 16 weeks ended October 4, 2003, which was up by $3.4 million compared to $137.3 million for the corresponding period in 2002. For the 16 weeks ended October 4, 2003, funeral services performed were 36,250, an increase of 1.0% compared to 35,875 funeral services performed in the corresponding period in 2002, and average funeral revenue per service was $3,880, a 1.4% increase per funeral service performed compared to $3,827 in the corresponding period in 2002.

For the 16 weeks ended October 4, 2003, the funeral gross margin was $30.6 million, or 21.8% of revenue, compared to $22.6 million, or 16.5% of revenue for the corresponding period in 2002. The increase in the funeral margin was primarily due to more funeral services performed, higher average revenue per funeral service and lower wage costs while offset by higher facilities and benefits costs during the 16 weeks ended October 4, 2003, compared to the corresponding period in 2002.

Cemetery revenue for the 16 weeks ended October 4, 2003, was $46.8 million, representing 22.2% of total revenue, which was up $1.6 million, or 3.6% compared to the corresponding period in 2002, primarily due to higher pre-need space sales and recognition of pre-need merchandise.

The cemetery gross margin was $4.1 million, or 8.8% of revenue for the 16 weeks ended October 4, 2003, compared to $3.3 million, or 7.2% of revenue for the corresponding period in 2002. The increase in the cemetery margin was primarily due to increased revenues, more than offsetting higher facilities costs.

The Company's insurance operations generated revenue of $23.1 million, representing 11.0% of total revenue for the 16 weeks ended October 4, 2003, compared to revenue of $20.4 million, representing 10.0% of total revenue for the corresponding period in 2002. Insurance revenue increased primarily due to higher premiums.

General and administrative expenses totaled $13.2 million for the 16 weeks ended October 4, 2003, representing 6.3% of total revenue, while for the corresponding period in 2002, general and administrative expenses totaled $10.1 million, or 5.0% of total revenue. General and administrative expenses for the 16 weeks ended October 4, 2003, were reduced by $3.1 million as a result of net interest income received from a tax refund. A $5.0 million bonus accrual reversal was recorded for the 16 weeks ended October 5, 2002.

In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"), the Company undertook its annual goodwill impairment review during the 16 weeks ended October 4, 2003. There was no indication of goodwill impairment, as the estimated fair value of the funeral reporting unit exceeded its carrying amount as at October 4, 2003.

Operating earnings from continuing operations of $21.2 million for the 16 weeks ended October 4, 2003, increased by $232.9 million, compared to a loss of $211.7 million for the corresponding period in 2002. The increase was primarily due to higher gross margins during the 16 weeks ended October 4, 2003, and no goodwill impairment provision in 2003 compared to a provision of $227.5 million in the corresponding period in 2002.

For the 16 weeks ended October 4, 2003, interest expense was $27.7 million, an increase of $1.6 million, or 6.2%, compared to the corresponding period in 2002, primarily reflecting the effect of debt repayments made by the Company being offset by $4.2 million in premiums, fees and unamortized discount write-off, incurred as a result of the early retirement of the 9.50% Senior subordinated notes, and the previous credit facility.

Pre-need funeral and cemetery contracts written during the 16 weeks ended October 4, 2003, totaled $51.8 million and $23.8 million, respectively. For the corresponding period in 2002, pre-need funeral and cemetery contracts written totaled $49.7 million and $24.2 million, respectively. Both the pre-need funeral and cemetery contracts written were consistent with the corresponding prior period.

Discontinued Operations
During the 16 weeks ended October 4, 2003, the Company identified 79 funeral, 30 cemetery and four combination locations for disposal.

The above are in addition to all 39 funeral locations in the United Kingdom, certain of the Company's life insurance operations that were previously identified for disposal, and 10 funeral and 52 cemetery locations remaining from locations previously designated as held for sale. The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis, including locations sold in 2002.

For the 16 weeks ended October 4, 2003, loss from discontinued operations, net of tax, was $6.6 million, $0.17 per share, basic and diluted, which included $0.8 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $12.2 million.

FINANCIAL SUMMARY 40 WEEKS ENDED OCTOBER 4, 2003
Overview
Net income for both continuing and discontinued operations of $0.4 million for the 40 weeks ended October 4, 2003, increased by $245.8 million, compared to a net loss of $245.4 million for the corresponding period in 2002. The increase in net income was primarily due the $242.2 million goodwill impairment provision taken in 2002. Basic and fully diluted earnings per share for the 40 weeks ended October 4, 2003, were $0.01, compared to basic and fully diluted loss per share of $6.15 for the corresponding period in 2002.

Continuing Operations
Total revenue for the 40 weeks ended October 4, 2003, was $549.0 million compared to $532.4 million for the corresponding period in 2002, an increase of $16.6 million, or 3.1%.

Funeral revenue was $373.5 million, representing 68.0% of the Company's total revenue for the 40 weeks ended October 4, 2003, which was consistent with the corresponding period in 2002. For the 40 weeks ended October 4, 2003, funeral services performed were 95,798, a decline of 1.9% compared to 97,617 in the corresponding period in 2002, and average funeral revenue per service of $3,898, a 1.9% increase per funeral service performed, compared to $3,825 in the corresponding period in 2002.

For the 40 weeks ended October 4, 2003, the funeral gross margin was $84.1 million, or 22.5% of revenue, compared to $88.9 million, or 23.8% of revenue for the corresponding period in 2002. The decrease in the funeral gross margin was primarily due to higher facilities, benefits and vehicle costs during the 40 weeks ended October 4, 2003, compared to the corresponding period in 2002.

Cemetery revenue for the 40 weeks ended October 4, 2003, was $121.9 million, representing 22.2% of total revenue, which was up by $10.9 million, or 9.8% compared to the corresponding period in 2002, primarily due to higher pre-need space sales and recognition of pre-need merchandise, and a one-time $3.9 million reversal of perpetual care liabilities.

The cemetery gross margin was $15.1 million, or 12.4% of revenue for the 40 weeks ended October 4, 2003, compared to $9.5 million, or 8.6% of revenue for the corresponding period in 2002. The improvement in the cemetery margin was primarily due to the revenue increase discussed above, which was partially offset by an increase in costs from higher insurance, benefit and facility costs.

The Company's insurance operations generated revenue of $53.6 million, representing 9.8% of total revenue for the 40 weeks ended October 4, 2003, compared to revenue of $48.0 million, representing 9.0% of total revenue for the corresponding period in 2002. Insurance revenue increased primarily due to higher premiums and investment income.

General and administrative expenses totaled $32.4 million for the 40 weeks ended October 4, 2003, representing 5.9% of total revenue, while for the corresponding period in 2002, general and administrative expenses totaled $33.7 million, or 6.3% of total revenue. During 2003, general and administrative expenses were reduced by a $5.0 million decrease in accrued legal expenses as a result of a legal claim settlement and $3.1 million net interest income received from a tax refund. A $5.0 million bonus accrual reversal was recorded for the 16 weeks ended October 5, 2002.

In accordance with FAS 142, the Company undertook its annual goodwill impairment review during the 16 weeks ended October 4, 2003. There was no indication of goodwill impairment, as the estimated fair value of the funeral reporting unit exceeded its carrying amount as at October 4, 2003.

The Company has an ongoing program to review and dispose of surplus real estate. During the 40 weeks ended October 4, 2003, the Company determined that the carrying amount of certain parcels of surplus real estate held for sale now exceeded the fair market value, less estimated cost to sell. As a result, the Company recorded a pre-tax provision for long-lived asset impairment of $4.1 million.

Operating income from continuing operations of $64.1 million for the 40 weeks ended October 4, 2003, increased by $226.5 million, compared to an operating loss of $162.4 million for the corresponding period in 2002. The increase was primarily due to no goodwill impairment provision in 2003 compared to a goodwill impairment provision of $227.5 million in the corresponding period in 2002.

For the 40 weeks ended October 4, 2003, interest expense was $65.0 million, a decrease of $2.1 million, or 3.1%, compared to the corresponding period in 2002, primarily reflecting the effect of debt repayments made by the Company being partially offset by $4.2 million in premiums, fees and unamortized discount write-off incurred as a result of the early retirement of the 9.50% Senior subordinated notes, and the previous credit facility.

For the 40 weeks ended October 4, 2003, there was a net income tax benefit of $8.0 million, compared to income tax expense of $0.9 million in the corresponding period in 2002. The income tax benefit is primarily due to income tax refunds totaling $9.7 million resulting from audits of the predecessor's 1993 through 1998 federal income tax returns.

Pre-need funeral and cemetery contracts written during the 40 weeks ended October 4, 2003, totaled $127.2 million and $61.6 million, respectively. For the corresponding period in 2002, pre-need funeral and cemetery contracts written totaled $124.1 million and $58.1 million, respectively. The increase in pre-need contracts written was primarily due to continuing efforts to increase pre-need sales.

Discontinued Operations
During the 40 weeks ended October 4, 2003, the Company identified 122 funeral, 45 cemetery and four combination locations for disposal. The funeral locations also include all 39 funeral locations in the United Kingdom, as they are not strategic to the Company's long-term objective to focus capital and management resources in North America. The Company also identified for disposal certain life insurance operations that do not support the Company's North American pre-need funeral sales efforts. These are in addition to the 10 funeral and 52 cemetery locations remaining from locations previously designated as held for sale.

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provision, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis, including locations sold in 2002.

For the 40 weeks ended October 4, 2003, loss from discontinued operations, net of tax, was $6.5 million, $0.16 per share, basic and diluted, which included $6.0 million of pre-tax disposal gains, and a pre-tax long-lived asset impairment provision of $21.5 million.

COMPANY OVERVIEW
Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of October 4, 2003, the Company operated 776 funeral homes, 161 cemeteries and 60 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. Of the Company's total locations, 119 funeral homes, 82 cemeteries and four combination funeral home and cemetery locations are held for sale as at October 4, 2003. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company's results, readers are directed to the Company's Form 10-Q for the period ended October 4, 2003, which will be filed with the United States Securities and Exchange Commission (SEC), and will be available in pdf format through the Company's website (www.alderwoods.com).

BASIS OF PRESENTATION
The Company's financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles.

The Company's fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date). During 2003, the Company's first and second fiscal quarters will each consist of 12 weeks and the third fiscal quarter will consist of 16 weeks. The fourth fiscal quarter of 2003, which will end on January 3, 2004, will consist of 13 weeks, in order to cause the fourth fiscal quarter to end on the same day as the fiscal year.

SAFE HARBOR
Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding the Company's future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words "believe," "may," "will," "estimate," "continues," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company's significant leverage on its operating plans; the ability of the Company to service its debt; outcomes in pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; the impact of changes to federal, state and local laws and regulations affecting revenues from trust funds; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the impact of environmental and other laws impacting the Company's operations; future tax rates; and various other uncertainties associated with the funeral service industry and the Company's operations in particular, which are referred to in the Company's periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONFERENCE CALL
Alderwoods Group will host a conference call tomorrow morning, Wednesday, November 12th, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, John Lacey, Chairman, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.428.5596 and for Toronto participants is 416.641.6450.



CONTACT:   Kenneth A. Sloan                      Tamara Malone
           Executive Vice President,             Manager,
           Chief Financial Officer               Media and Investor Relations
           Alderwoods Group, Inc.                Alderwoods Group, Inc.
           Tel:   416.498.2455                   Tel:   416.498.2778
           Fax:   416.498.2449                   Fax:   416.498.2449
           Email: ken.sloan@alderwoods.com       tamara.malone@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Expressed in thousands of dollars except per share amounts and number of shares outstanding

                                                                             16 WEEKS ENDED                    40 WEEKS ENDED
                                                                     -----------------------------      ----------------------------
                                                                      OCTOBER 4,       OCTOBER 5,       OCTOBER 4,        OCTOBER 5,
                                                                         2003            2002             2003               2002
                                                                     -----------      -----------      -----------       -----------
Revenue
    Funeral                                                          $   140,660      $   137,317      $   373,451      $   373,414
    Cemetery                                                              46,783           45,154          121,914          111,015
    Insurance                                                             23,132           20,417           53,591           48,004
                                                                     -----------      -----------      -----------      -----------

                                                                         210,575          202,888          548,956          532,433
                                                                     -----------      -----------      -----------      -----------
Costs and expenses
    Funeral                                                              110,034          114,663          289,312          284,538
    Cemetery                                                              42,665           41,908          106,783          101,482
    Insurance                                                             22,884           20,411           52,240           47,641
                                                                     -----------      -----------      -----------      -----------
                                                                         175,583          176,982          448,335          433,661
                                                                     -----------      -----------      -----------      -----------
                                                                          34,992           25,906          100,621           98,772
General and administrative expenses                                       13,247           10,106           32,394           33,650
Provision for goodwill impairment                                              -          227,514                -          227,514
Provision for asset impairment                                               536                -            4,112                -
                                                                     -----------      -----------      -----------      -----------
Earnings (loss) from operations                                           21,209         (211,714)          64,115         (162,392)

Interest on long-term debt                                                27,712           26,086           65,024           67,090
Other expense (income), net                                                  248           (8,082)             207           (8,450)
                                                                     -----------      -----------      -----------      -----------
Loss before income taxes                                                  (6,751)        (229,718)          (1,116)        (221,032)
Income taxes                                                                (174)          (1,406)          (8,048)             873
                                                                     -----------      -----------      -----------      -----------
Net income (loss) from continuing operations                              (6,577)        (228,312)           6,932         (221,905)
Discontinued operations
    Loss from discontinued operations                                     (6,436)         (24,584)          (4,649)         (19,795)
    Income taxes                                                             172            1,319            1,896            3,701
                                                                     -----------      -----------      -----------      -----------
Loss from discontinued operations                                         (6,608)         (25,903)          (6,545)         (23,496)
                                                                     -----------      -----------      -----------      -----------
Net income  (loss)                                                   $   (13,185)     $  (254,215)     $       387      $  (245,401)
                                                                     ===========      ===========      ===========      ===========
Basic and diluted earnings (loss) per Common share:
Net income (loss) from continuing operations                         $     (0.16)     $     (5.72)     $      0.17      $     (5.56)
Loss from discontinued operations                                          (0.17)           (0.65)           (0.16)           (0.59)
                                                                     -----------      -----------      -----------      -----------
Net income (loss)                                                    $     (0.33)     $     (6.37)     $      0.01      $     (6.15)
                                                                     ===========      ===========      ===========      ===========
Basic weighted average number of shares outstanding (thousands)           39,976           39,932           39,968           39,909
                                                                     ===========      ===========      ===========      ===========
Diluted weighted average number of shares outstanding (thousands)         39,976           39,932           40,372           39,909
                                                                     ===========      ===========      ===========      ===========


Consolidated Balance Sheets
Expressed in thousands of dollars

                                                                      OCTOBER 4,      DECEMBER 28,
                                                                         2003             2002
                                                                     -----------      ------------

ASSETS
Current assets
    Cash and cash equivalents                                        $    33,223       $    46,112
    Receivables, net of allowances                                        38,801            56,639
    Inventories                                                           20,587            18,751
    Other                                                                 25,729            22,046
    Assets held for sale                                                 486,695           543,624
                                                                     -----------       -----------
                                                                         605,035           687,172

Pre-need funeral contracts                                               945,102           947,907
Pre-need cemetery contracts                                              322,988           349,176
Cemetery property                                                        118,626           122,736
Property and equipment                                                   552,596           553,628
Insurance invested assets                                                182,721           160,086
Deferred income tax assets                                                 4,880             3,371
Goodwill                                                                 320,782           320,708
Other assets                                                              29,877            25,265
                                                                     -----------       -----------
                                                                     $ 3,082,607       $ 3,170,049
                                                                     ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                         $   140,693       $   154,751
    Current maturities of long-term debt                                  20,940            88,087
    Liabilities associated with assets held for sale                     332,199           358,526
                                                                     -----------       -----------
                                                                         493,832           601,364
Long-term debt                                                           639,805           667,451
Deferred pre-need funeral contract revenue                               948,400           948,129
Deferred pre-need cemetery contract revenue                              261,544           249,047
Insurance policy liabilities                                             162,818           137,626
Deferred income tax liabilities                                           24,999            25,000

ALDERWOODS GROUP, INC.

Other liabilities                                                         16,045            18,030
                                                                     -----------       -----------
                                                                       2,547,443         2,646,647
                                                                     -----------       -----------
Stockholders' equity
    Common stock                                                             400               399
    Capital in excess of par value                                       739,893           739,711
    Accumulated deficit                                                 (233,357)         (233,744)
    Accumulated other comprehensive income                                28,228            17,036
                                                                     -----------       -----------
                                                                         535,164           523,402
                                                                     -----------       -----------
                                                                     $ 3,082,607       $ 3,170,049
                                                                     ===========       ===========



Consolidated Statements of Cash Flows (Unaudited)
Expressed in thousands of dollars

                                                                                  16 WEEKS ENDED               40 WEEKS ENDED
                                                                             ------------------------------------------------------
                                                                             OCTOBER 4,     OCTOBER 5,     OCTOBER 4,    OCTOBER 5,
                                                                                2003          2002            2003          2002
                                                                             ----------     ----------     ----------    ----------
CASH PROVIDED BY (APPLIED TO)
Operations
    Net income (loss)                                                        $ (13,185)     $(254,215)     $     387     $(245,401)
    Loss from discontinued operations, net of tax                                6,608         25,903          6,545        23,496
    Items not affecting cash
       Depreciation and amortization                                            12,378         11,613         30,736        27,989
       Amortization of debt issue cost                                             967              -          1,360             -
       Insurance policy benefit reserves                                        11,824         10,907         24,915        24,291
       Provision for goodwill impairment                                             -        227,514              -       227,514
       Provision for asset impairment                                              536              -          4,112             -
       Loss on disposal of subsidiaries and investments                            439            252            372           510
       Deferred income taxes                                                      (950)          (635)        (1,280)         (900)
    Other, including net changes in other non-cash balances                        864         (2,577)        26,694        (5,527)
                                                                             ---------      ---------      ---------     ---------
    Net cash provided by continuing operations                                  19,481         18,762         93,841        51,972
    Net cash provided by discontinued operations                                 8,093        (12,253)        21,781        (8,124)
                                                                             ---------      ---------      ---------     ---------
                                                                                27,574          6,509        115,622        43,848
                                                                             ---------      ---------      ---------     ---------
Investing
    Proceeds on disposition of assets and investments                            2,932          1,404          3,852         6,537
    Purchase of property and equipment and business acquisitions                (8,624)        (5,282)       (15,452)      (10,422)
    Purchase of insurance invested assets                                      (35,654)       (26,183)       (68,082)      (86,950)
    Proceeds on disposition and maturities of insurance invested assets         23,865         15,836         45,272        65,706
                                                                             ---------      ---------      ---------     ---------
    Net cash provided by continuing operations                                 (17,481)       (14,225)       (34,410)      (25,129)
    Net cash provided by discontinued operations                                   206         (4,019)         5,378           907
                                                                             ---------      ---------      ---------     ---------
                                                                               (17,275)       (18,244)       (29,032)      (24,222)
                                                                             ---------      ---------      ---------     ---------
Financing
    Increase in long-term debt                                                 299,939             17        330,448           502
    Repayment of long-term debt                                               (331,522)       (17,034)      (427,718)      (74,462)
                                                                             ---------      ---------      ---------     ---------
    Net cash provided by continuing operations                                 (31,583)       (17,017)       (97,270)      (73,960)
    Net cash provided by discontinued operations                                (1,350)          (246)        (2,209)       (1,694)
                                                                             ---------      ---------      ---------     ---------
                                                                               (32,933)       (17,263)       (99,479)      (75,654)
                                                                             ---------      ---------      ---------     ---------

Decrease in cash and cash equivalents                                          (22,634)       (28,998)       (12,889)      (56,028)
Cash and cash equivalents, beginning of period                                  55,857         74,531         46,112       101,561
                                                                             ---------      ---------      ---------     ---------
Cash and cash equivalents, end of period                                     $  33,223      $  45,533      $  33,223     $  45,533
                                                                             =========      =========      =========     =========